EXHIBIT 10.7

2/8/95

MK:dcr

CMS.Agr

LICENSE AGREEMENT

This AGREEMENT is effective as of the 8th day of February 1995, between California Institute of Technology, 1201 East California Boulevard, Pasadena, California 91125 (“CALTECH”) and Clinical Micro Sensors, Inc., 428 South Sierra Bonita Avenue, Pasadena, CA 91106 (“CMS”), a corporation of the State of California:

WHEREAS, CALTECH, has been engaged in basic research relating to nucleic acid mediated electron transfer and cell and tissue-specific MRI contrast agents;

WHEREAS, CALTECH owns full right, title and interest in United States Patent Application Number 08/166,036 filed December 10, 1993 entitled “Nucleic Acid Mediated Electron Transfer” (CIT 2222) and to an invention entitled “Cell and Tissue-Specific MRI Contrast Agents” (CIT 2223) which will be the subject of a United States Patent Application and has the requisite power and authority to enter into this Agreement and to convey to CMS the interests herein;

WHEREAS, currently herewith CALTECH is receiving a five percent (5%) equity interest in CMS;

WHEREAS, CMS, is desirous of an exclusive license to the aforementioned United

States Patent Application and invention, and to certain divisions, continuations and continuation-in-part applications of the aforementioned application.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1. “Subject Technology” means any, product or process covered by any claim in a Licensed Patent.

2. “Licensed Method” means any process or method, the use or practice of which would constitute an infringement of a valid claim of a Licensed Patent in that country in which the Licensed Method is used or practiced.

3. “Licensed Product” means (a) any product which cannot be manufactured, used or sold without infringing a valid claim of a Licensed Patent or (b) the practice of the Licensed Method.

4. “Licensed Patent” means any patent issued from the aforementioned United States Patent Application and invention and any continuation, continuation-in-part, divisions, reissues, re-examinations, and any foreign counterparts thereof.

5. “Deductible Expenses” means all costs incurred in connection with sales of Licensed Products to the extent paid or allowed by CMS and included in accordance with recognized principles of accounting in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade or quantity discounts to the extent actually granted; (v) agent fees or commissions and (vi) rebates, refunds, and credits for any returned Licensed Products.

6. “Related Company” means any company directly or indirectly controlled by, controlling, or under common control with CMS.

ARTICLE II

PATENT LICENSE GRANT

7. CALTECH hereby grants to CMS and any Related Company an exclusive license to make, have made, use, distribute and sell Licensed Products throughout the world, subject to the reservation of CALTECH’s right, on the part of itself and the Jet Propulsion Laboratory, to make, have made, and use Licensed Products solely for educational and research purposes. This license is not transferable by CMS, but CMS shall have the right to grant sublicenses provided that:

(A) In the event CMS receives any licensing fees or royalty payments from the sublicensing by CMS of this Agreement including running royalty payments from its sublicensees, CALTECH shall receive ***% of all such fees or payments.

(B) CMS shall furnish CALTECH within thirty (30) days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto.

(C) In the event that CALTECH terminates this License Agreement because of a material breach by CMS which is not cured by CMS within the time specified in Article VI

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

then CALTECH shall offer Molecular Dynamics a license ssubstantially identical to the sublicense to be negotiated between CMS and Molecular Dynamics.

8. The exclusive patent license shall continue until the last of the Licensed Patents expires.

ARTICLE III

CMS PAYMENTS

9. (A) Starting from the issue date of the Licensed Patent and for the full term of the exclusive patent license granted under Article II, CMS shall pay to CALTECH patent royalty payments of *** percent (***%) of the gross sale of Licensed Products. The above royalty percentage is to be applied to gross sales after Deductible Expenses for any Licensed Products sold by CMS, its agents, its distributors, or Related Companies.

(B) CMS agrees that provided a patent has issued it will pay a minimum royalty of $ *** in the fifth year of the Agreement and that in each subsequent year the minimum will increase by $ *** until a maximum of $ *** per year is reached.

(C) CMS shall reimburse CALTECH for all expenses associated with the preparation, filing, prosecution and maintenance of any foreign equivalents of the Licensed Patent that CMS directs CALTECH to file. With respect to all costs paid through Chapter II of PCT, CMS will reimburse CALTECH within *** years of the effective date of this Agreement. All subsequent costs shall be reimbursed within thirty days of the receipt of a CALTECH statement by CMS.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ARTICLE IV

UNLICENSED MANUFACTURE, USE OR SALE BY INFRINGERS

10. In the event either CMS or CALTECH discovers any unlicensed manufacture, use or sale of Licensed Products, the other party shall be promptly notified of such infringement. CMS may, at its own option and at its own expense, through attorneys of its own election, take appropriate action to terminate or prevent the infringement provided, however, that CMS may not bring an action nor enter into any settlement agreement with an accused infringer without prior written approval of CALTECH, which approval will not be unreasonably withheld. CALTECH agrees to be joined as a party plaintiff to any such action. If CMS takes no action within ninety (90) days of the discovery of the infringement, then CALTECH at its option, may take such action as it deems appropriate including but not limited to the right to license others to make, use and sell the Licensed Products.

11. CALTECH shall not be obligated to bring suit for infringement nor have any responsibility for taking or defending any action whatsoever against or by infringers or alleged infringers; provided, however, that CALTECH shall have the right and option upon giving of written notice to CMS, to participate in any such action, to contribute funds to the prosecution of such action, and to be represented by counsel. Furthermore, CALTECH shall not be obligated to defend the Licensed patents or any claim thereof against challenge or attack by any third party in the United States Patent & Trademark Office or the courts or elsewhere.

12. If CMS engages in litigation or otherwise incurs expense in order to terminate infringement and receives any money by way of damages, license or otherwise as a result of such action, then to the extent that such money exceeds the expense involved, ***% of the excess shall be shared with CALTECH.

13. If any claim that CMS’s practice of the Licensed Patent, in connection with the manufacture and/or sale of Licensed Product, infringes any patents or proprietary rights of any third party, is brought against CMS or its sublicensees, prompt notice of the claim asserted shall be given by CMS to CALTECH. The defense against any such claim will be conducted by CMS at its expense, but CALTECH may have counsel present at its own expense and shall be entitled to participate in the defense of any such claim. No settlement of any such matter, where CALTECH is party to the claim or a defendant, shall be made without the written approval of CALTECH, which approval shall not be unreasonably withheld. During the pendency of any such claim brought against CMS or its sublicensee, royalties due under this Agreement with respect to manufacture and/or sale of Licensed Product in the country of the disputed Patent Rights shall accrue, but not be paid. Such accrued royalties, less all expenses incurred by CMS as a result of such claims, shall be paid to CALTECH upon its successful defense of such claims or upon the settlement thereof with the approval of CMS, which approval shall not be unreasonably withheld.

ARTICLE V

RECORDS, REPORTS AND PAYMENTS

14. CMS shall keep records and books of account in respect of all Licensed Products made and sold by CMS under this agreement, and CMS shall require the same in respect to sales by its distributors, agents, and related companies. CALTECH shall have the right at its expense,

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during business hours, to examine, or to have its designated auditors examine, such records and books of account, and CMS shall keep the same for at least three years after it pays CALTECH the royalties due for such Licensed Products and require Related Buyers to do the same.

15. On or before the forty-fifth day after the close of each calendar quarter after the first commercial sale, CMS shall render to CALTECH a report in writing, setting forth the number of units of Licensed Products manufactured and the number of units sold during the preceding calendar quarter by CMS and its distributors, agents and related companies, and also setting forth all information necessary to determine the royalties payable hereunder, such report to be accompanied by payment of the royalties shown by said report to be due CALTECH. Royalties and royalty reports for sales by sublicensees are due in the quarter after receipt of such payments and reports by CMS from its sublicensees.

ARTICLE VI

TERMINATION

16. If either party breaches in any material respect any of its obligations hereunder, the other party shall have the right to terminate this agreement and the license granted hereunder by giving the breaching party ninety (90) days written notice thereof, provided, however, that if the breaching party cures the breach within such ninety (90) day period, this agreement shall continue in full force and effect. CMS shall have the right to terminate this agreement at any time after it makes all payments and submits all reports to CALTECH due hereunder by giving CALTECH sixty (60) days written notice. CMS shall have the right to sell inventory on hand at the time of termination.

17. No termination of this agreement shall relieve CMS of the liability for payment of any royalty due for Licensed Products made prior to the effective date of such termination.

ARTICLE VII

NEGATION OF WARRANTIES, IMPLIED LICENSES, AND AGENCY

18. Nothing in this agreement shall be construed as:

(A) a warranty or representation by CALTECH as to the validity or scope of Subject Technology or any claim thereof; or

(B) a warranty or representation that anything made, used, sold, or otherwise disposed of hereunder is or will be free from infringement of rights of third parties; or

(C) an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent provided in ARTICLE IV; or

(D) conferring by implication, estoppel or otherwise, any license or rights under any patents of CALTECH other than Licensed Patent, regardless of whether such other patents are dominant or subordinate to Licensed Patent.

19. NEITHER CALTECH NOR CMS MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

20. CALTECH and CMS are independent parties in this agreement. Accordingly, there is no agency relationship between CALTECH and CMS under this agreement with respect to any products made or sold, or any methods used, by CMS under this agreement.

ARTICLE VIII

MISCELLANEOUS

21. CMS agrees that it will not use the name of CALTECH, or California Institute of

Technology, in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by CALTECH of any commercial product or services, and that it will not authorize others to do so, without first having obtained written approval from CALTECH. CMS further agrees that the name of any inventor or employee of CALTECH will not be used by CMS in any such advertising or publicity material without the prior written consent of such inventor or employee.

22. CMS agrees to mark when reasonably possible the appropriate U.S. patent number or numbers on all Licensed Products made under this agreement and to require its sublicensees to do the same.

23. CMS agrees that CALTECH shall have no liability to CMS or to any purchasers or users of Licensed Products made or sold by CMS for any claims, demands, losses, costs, or damages suffered by CMS, or purchasers or users of Licensed Products, or any other party, which may arise out of the manufacture, use, or sale of such Licensed Products, and CMS agrees to defend, indemnify, and hold harmless CALTECH, its trustees, officers, agents, and employees from any such claims, demands, losses, costs, or damages.

24. This contract includes all the agreements of the parties in respect to the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

25. This agreement shall be binding upon and inure to the benefit of any successor or assignee of CALTECH. This Agreement is not assignable by CMS or by operation of law without the prior written consent of CALTECH, which consent shall not unreasonably be withheld, except that CMS may assign the agreement to any successor of its business, or purchaser of substantially all of the assets of its business, to which this agreement pertains. Should CMS be declared bankrupt following the filing of a petition in bankruptcy, be declared insolvent or execute an assignment for the benefit of creditors, or should a receiver or trustee be appointed by any court or government agency to administer the affairs and assets of CMS, then, in that event, this agreement shall become terminated, unless the receiver, or trustee, or other assignee, at the time of the assumption of this agreement: (a) cures defaults, if any, or gives reasonable assurance that any such defaults will be timely cured; and (b) provides adequate assurance of future performance under this agreement.

26. This agreement shall be deemed to have been entered into in California and shall be construed and enforced in accordance with California law.

27. Any controversy or claim arising out of or relating to this contract, or the breach thereof, including any dispute relating to patent validity or infringement arising under this contract, shall be settled by arbitration in Los Angeles, California or other site of CMS headquarters in accordance with the Patent Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.

28. Any notice or communication required or permitted to be given or made under this agreement shall be addressed as follows:

CALTECH:	Office of Patents & Licensing
California Institute of Technology
1201 East California Boulevard, MC 305-6
Pasadena, California 91125
Fax No. (818) 577-2528

CMS:	Clinical Micro Sensors, Inc.
428 South Sierra Bonita Avenue
Pasadena, CA 91106
Fax No. (818) 584-9150

All communications relative to this agreement shall be deemed to be duly received seven days after mailing or upon actual receipt, whichever is earlier, if sent by Certified Mail, Return Receipt Requested, to the above address, and shall be deemed received the day after transmission if sent by a graphic scanning process (FAX) to the above number, unless either party is notified by the other in writing of a change of address or FAX number, in which event any subsequent communication relative to this agreement shall be sent to the last said notified address or number.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

CALIFORNIA INSTITUTE OF TECHNOLOGY (CALTECH)

By:	/s/ Brian K. Jenkins
Name:	Brian K. Jenkins
Title:	Assistant Director of Finance

Date:	February 8, 1995

CLINICAL MICRO SENSORS, INC. (CMS)

By:	/s/ Jon Faiz Kayyem
Name:	Jon Faiz Kayyem
Title:	President, C.E.O.

Date:	February 8, 1995